(d)(2)(iv)

February 28, 2011

Christopher Kurtz

Vice President, Finance

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3602

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement dated March 1, 2002 between ING Investments, LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Australia Index Portfolio (the “Portfolio”), a newly established series of ING Variable Portfolios, Inc., effective on or about February 28, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fee indicated for the Portfolio, is attached hereto.

The Amended Schedule A has also been updated to reflect: 1) the name changes of ING Dow Jones Euro STOXX 50® Index Portfolio to ING Euro STOXX 50® Index Portfolio and ING Japan Equity Index Portfolio to ING Japan TOPIX Index® Portfolio; and 2) the removal of ING Global Equity Option Portfolio, ING Opportunistic LargeCap Portfolio, ING Russell™ Global Large Cap Index 75% Portfolio, and ING U.S. Government Money Market Portfolio because these series recently merged into other funds, liquidated or dissolved.

Please signify your acceptance to act as Sub-Adviser for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co.

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	Vice President, Finance, Duly Authorized

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee
ING Australia Index Portfolio	February 28, 2011	0.27%

ING Euro STOXX 50® Index Portfolio	August 3, 2009	0.27%

ING FTSE 100 Index® Portfolio	August 3, 2009	0.27%

ING Hang Seng Index Portfolio	May 1, 2009	0.27%

ING Index Plus LargeCap Portfolio	May 1, 2002	0.158%

ING Index Plus MidCap Portfolio	May 1, 2002	0.180%

ING Index Plus SmallCap Portfolio	May 1, 2002	0.180%

ING International Index Portfolio	March 4, 2008	0.1710% on all assets

ING Japan TOPIX Index® Portfolio	August 3, 2009	0.27%

ING NASDAQ 100 Index® Portfolio	August 3, 2009	0.2025%

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.2025%

Series	Effective Date	Annual Sub-Advisory Fee
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets

ING Small Company Portfolio	May 1, 2002	0.338%

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

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